Exhibit 10.2

II-VI INCORPORATED, 375 Saxonburg Boulevard, Saxonburg, PA 16056

General Offices: 724-352-4455

II-VI INCORPORATED EXECUTIVE SEVERANCE PLAN

Participation Agreement

Participant Name:

Primary Work Location:

This Participation Agreement (this “Agreement”) is made and entered into by and between II-VI Incorporated, a Pennsylvania corporation (the “Company”), and the undersigned individual (“you”), who is an employee or officer of the Company and/or an Affiliate of the Company.

The Company adopted the II-VI Incorporated Executive Severance Plan (the “Plan”). Unless otherwise defined in this Agreement, any capitalized terms used in this Agreement will have the meanings set forth in the Plan. A copy of the Plan is attached as Annex A and is deemed to be part of this Agreement.

The Company has selected you to become a Participant in the Plan. Under the Plan, you may become entitled to certain termination benefits if you incur a Qualifying Termination and you otherwise satisfy all of the terms and conditions of the Plan.

By executing this Agreement, you acknowledge and agree that you are a Participant in the Plan, and that any termination benefits that you may become entitled to receive under the Plan will be based on the following periods and multipliers that have been established by the Company:

Timing of Date of Termination	Applicable Severance Multiplier	Applicable Bonus Multiplier	Applicable Benefits Multiplier	Applicable Protection Period
Date of Termination during a Non-CIC Period	12 months	N/A	12 months	18 months
Date of Termination during a CIC Period	24 months	1.0	18 months

Further, by executing this Agreement, you acknowledge and agree that your participation in the Plan is in consideration for your strict compliance with the restrictive covenants in Article VI of the Plan, which include covenants for best efforts, non-competition, non-solicitation, and non-disclosure of Confidential Information, and that any termination benefits that you may become entitled to receive under the Plan will be subject to your strict compliance with each restrictive covenant in Article VI of the Plan for the duration of the Restricted Period. The length of the Restricted Period depends on when your Date of Termination occurs, as follows:

Timing of Date of Termination	Length of Restricted Period
Date of Termination during a Non-CIC Period	12 months
Date of Termination during a CIC Period	24 months

If you previously entered into an employment agreement with the Company (an “Employment Agreement”), you acknowledge and agree that your Participation in the Plan is intended to supersede and replace your Employment Agreement. By executing this Agreement and becoming a Participant in the Plan, you acknowledge and agree that your Employment Agreement is hereby terminated and you will have no further right, title or interest under your Employment Agreement.

IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer as of the date set forth below. Please sign below and return this Agreement to the Company by no later than [DATE].

[PARTICIPANT NAME]	II-VI INCORPORATED

Signed:	By:
Date:	Name:
Title:
Date:

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Annex A:

II-VI INCORPORATED

EXECUTIVE SEVERANCE PLAN

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